EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-49668, 333-96183, 333-113927, 333-125398, 333-126585, 333-152064, and 333-178033 on Form S-8 of our reports dated February 28, 2012, relating to the consolidated financial statements and financial statement schedule of Quest Software, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Costa Mesa, California

February 28, 2012